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                                                                    EXHIBIT 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS

  We consent to the inclusion in Amendment No. 2 to this registration statement on Form S-3 (File No. 33-56397) of our report dated March 29, 1994, except as to the information presented in the first and second paragraphs of Note 13 and in the first paragraph of Note 14, for which the date is April 8, 1994, on our audits of the consolidated financial statements of Mark IV Industries, Inc. and the incorporation by reference of our report on the financial statement schedules, which report dated March 29, 1994 is included in the Company's Annual Report on Form 10-K, as amended by Amendment No. 1 on Form 10-K/A. We also consent to the reference to our firm under the caption "Experts."

                                          Coopers & Lybrand LLP

Rochester, New York

December 6, 1994